Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Nile Therapeutics, Inc. on Form S-3 of our report dated March 10, 2009, on the financial statements of Nile Therapeutics, Inc. as of December 31, 2008 and for the year then ended (which report expresses an unqualified opinion and includes and explanatory paragraph relating to Nile Therapeutics, Inc.’s ability to continue as a going concern) appearing in the 2009 Form 10-K of Nile Therapeutics, Inc. and to the reference to us under the heading “Experts” in the prospectus

/s/ Hays & Company LLP

New York, New York
March 2, 2010